UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Ashford Hospitality Trust, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2007

To the stockholders of

ASHFORD HOSPITALITY TRUST, INC.:

The annual meeting of stockholders of Ashford Hospitality Trust, Inc., a Maryland corporation, will be held at the Embassy Suites Hotel, 14021 Noel Road, Dallas, Texas on May 15, 2007 beginning at 10:00 a.m., Central time, for the following purposes:

(i) To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

(ii) To ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2007; and

(iii) To transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

Stockholders of record at the close of business on March 19, 2007 will be entitled to notice of and to vote at the annual meeting of stockholders. It is important that your shares be represented at the annual meeting of stockholders regardless of the size of your holdings. Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares by signing, dating and returning the enclosed proxy card as promptly as possible. A postage-paid envelope is enclosed if you wish to vote your shares by mail. If you hold shares in your own name as a holder of record and vote your shares by mail prior to the annual meeting of stockholders, you may revoke your proxy by any one of the methods described herein if you choose to vote in person at the annual meeting of stockholders. Voting promptly saves us the expense of a second mailing.

By order of the board of directors,

David A. Brooks
Secretary

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
April 3, 2007

ASHFORD HOSPITALITY TRUST, INC.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2007

This proxy statement, together with the enclosed proxy, is solicited by and on behalf of the board of directors of Ashford Hospitality Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held at the Embassy Suites Hotel, 14021 Noel Road, Dallas, Texas on May 15, 2007 beginning at 10:00 a.m., Central time. The board of directors is requesting that you allow your shares to be represented and voted at the annual meeting of stockholders by the proxies named on the enclosed proxy card. “We,” “our,” “us,” “Ashford,” and the “Company” each refers to Ashford Hospitality Trust, Inc. This proxy statement and accompanying proxy will first be mailed to stockholders on or about April 3, 2007.

At the annual meeting of stockholders, action will be taken to:

•	elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

•	to ratify the appointment of Ernst & Young LLP, a national public accounting firm, as our independent auditors for the fiscal year ending December 31, 2007; and

•	transact any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this proxy statement contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this proxy statement are only made as of the date of this proxy statement. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board of directors. The expense of soliciting proxies for the annual meeting of stockholders, including the cost of mailing, will be borne by us. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so.

Voting Securities

Our outstanding voting equity securities include shares of our common stock and shares of our Series B-1 Cumulative Convertible Redeemable Preferred Stock (“Series B-1 Preferred Stock”). Each share of common stock and each share of Series B-1 Preferred Stock entitles the holder to one vote. As of March 19, 2007 there were outstanding and entitled to vote 72,936,841 shares of common stock and 7,447,865 shares of Series B-1 Preferred Stock. Only stockholders of record at the close of business on March 19, 2007 are entitled to vote at the annual meeting of stockholders or any adjournment of the annual meeting.

Voting

If you hold your common stock or Series B-1 Preferred Stock in your own name as a holder of record, you may instruct the proxies to vote your common stock or Series B-1 Preferred Stock by signing, dating and mailing the proxy card in the postage-paid envelope provided. You may also vote your common stock or Series B-1 Preferred Stock in person at the annual meeting of stockholders.

If your common stock or Series B-1 Preferred Stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your common stock or Series B-1 Preferred Stock voted at the annual meeting of stockholders.

Counting of Votes

A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the annual meeting of stockholders. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the annual meeting of stockholders in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting of stockholders may be adjourned by the vote of a majority of the shares represented at the annual meeting until a quorum has been obtained.

The affirmative vote of a plurality of the shares of common stock and shares of Series B-1 Preferred Stock, voting together as a single class, cast at the annual meeting of stockholders is required to elect each nominee to our board of directors. The affirmative vote of a majority of the shares present and voting is required to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2007. For any other matter, unless otherwise required by Maryland or other applicable law, the affirmative vote of a majority of the shares of common stock and shares of Series B-1 Preferred Stock, voting together as a single class, present and voting at the annual meeting of stockholders is required to approve the matter.

If you abstain or withhold votes or your shares are treated as broker non-votes, your abstention, withheld vote or broker non-vote will not be counted as votes cast and will have no effect on the outcome in the election of our board of directors or the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2007.

If you sign and return your proxy card without giving specific voting instructions, your shares will be voted FOR the nominees to our board of directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2007.

Right To Revoke Proxy

If you hold shares of common stock or Series B-1 Preferred Stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	notify our Secretary in writing before your shares of common stock or Series B-1 Preferred Stock have been voted at the annual meeting of stockholders;

•	sign, date and mail a new proxy card to Computershare Trust Company, N.A.; or

•	attend the annual meeting of stockholders and vote your shares of common stock or Series B-1 Preferred Stock in person.

You must meet the same deadline when revoking your proxy as when voting your proxy. See the “Voting” section of this proxy statement for more information.

If shares of common stock or Series B-1 Preferred Stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Stockholders Sharing the Same Address

The Securities and Exchange Commission (the “SEC”) rules allow for the delivery of a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you hold shares of common stock or Series B-1 Preferred Stock in your own name as a holder of record, householding will not apply to your shares.

If you wish to request extra copies free of charge of any annual report, proxy statement or information statement, please send your request to Ashford Hospitality Trust, Inc., Attention: Stockholder Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or call (972) 490-9600. You can also obtain copies from our web site at www.ahtreit.com.

PROPOSAL NUMBER ONE — ELECTION OF DIRECTORS

One of the purposes of the annual meeting of stockholders is to elect directors to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Set forth below are the names, principal occupations, committee memberships, ages, directorships held with other companies, and other biographical data for the nominees for director, as well as the month and year each nominee was first elected as one of our directors. Also set forth below is the beneficial ownership of our shares of common stock as of March 19, 2007 for each nominee. This beneficial ownership figure does not necessarily demonstrate the nominee’s individual ownership. No nominee owns any shares of Series B-1 Preferred Stock. For discussion of beneficial ownership, see the “Security Ownership of Management and Certain Beneficial Owners” section of this proxy statement. If any nominee becomes unable to stand for election as a director, an event that our board of directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our board of directors.

The board of directors recommends a vote FOR all nominees.

Nominees for Director

ARCHIE BENNETT, JR. Chairman of the Board, Ashford Hospitality Trust, Inc. Director since May, 2003 Shares of common stock beneficially owned: 4,162,223* Age 69
Mr. Archie Bennett, Jr. was elected to the board of directors in May 2003 and has served as the Chairman of the board of directors since that time. He has served as the chairman of the board of directors of Remington Hotel Corporation since its formation in 1992 and continues to do so. Mr. Bennett started in the hotel industry in 1968. Since that time, he has been involved with hundreds of hotel properties. Mr. Bennett was a founding member of the Industry Real Estate Finance Advisory Council (“IREFAC”) of the American Hotel & Motel Association and served as its chairman for two separate terms.

MONTGOMERY J. BENNETT President and Chief Executive Officer, Ashford Hospitality Trust, Inc. Director since May, 2003 Shares of common stock beneficially owned: 4,162,223* Age 41
Mr. Montgomery Bennett was elected to the board of directors in May 2003 and has served as the President and Chief Executive Officer since that time. Mr. Bennett also serves as the President and Chief Executive Officer of Remington Hotel Corporation. Mr. Bennett joined Remington Hotel Corporation in 1992 and has served as its President since 1997. He has also served in several other key positions at Remington Hotel Corporation, such as Executive Vice President, Director of Information Systems, General Manager and Operations Director. Mr. Montgomery Bennett is the son of Mr. Archie Bennett, Jr.

MARTIN L. EDELMAN
Of Counsel,
Paul, Hastings, Janofsky & Walker LLP

Chairman: Nominating/Corporate Governance
Committee

Director since August, 2003
Shares of common stock beneficially
owned by Mr. Edelman or members
of his family: 330,558*
Age 65
Mr. Edelman was elected to the board of directors in August 2003 and has served on our board since that time. Since 2000, Mr. Edelman has served as Of Counsel to Paul, Hastings, Janofsky & Walker LLP. From 1972 to 2000, he served as a partner at Battle Fowler LLP. Mr. Edelman has been a real estate advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. He is a director of Realogy Corporation and Avis/Budget Group, Inc.

*	Includes common units of our operating partnership, which are redeemable for cash or, at our option, convertible on a one-for-one basis into shares of our common stock.

W.D. MINAMI President, Billy Casper Golf LLC Member: Audit Committee Director since August, 2003 Shares of common stock beneficially owned: 15,000 Age 50
Mr. Minami was elected to the board of directors in August 2003 and has served on our board since that time. Mr. Minami also serves as President of Billy Casper LLC. From 2001 until 2002, Mr. Minami served as President of Charles E. Smith Residential division of Archstone-Smith. From 1997 to 2001, Mr. Minami worked for Charles E. Smith Residential Realty Inc., a NYSE-listed real estate investment trust, initially as Chief Financial Officer, then as Chief Operating Officer, and beginning in 2001, as President. Prior to 1997, Mr. Minami served in various financial service capacities for numerous entities, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami also serves on the board of directors of NorthStar Realty Finance Corp., a NYSE-listed publicly traded REIT.

W. MICHAEL MURPHY
Executive Vice President,
First Fidelity Mortgage Corporation

Chairman: Compensation Committee
Member: Audit and Nominating/Corporate
Governance Committee

Director since August, 2003
Shares of common stock
beneficially owned: 14,200
Age 61
Mr. Murphy was elected to the board of directors in August 2003 and has served on our board since that time. Mr. Murphy also serves as Executive Vice President of the First Fidelity Mortgage Corporation. From 1998 to 2002 Mr. Murphy served as the Senior Vice President and Chief Development Officer of ResortQuest International, Inc., a public, NYSE-listed company. Prior to joining ResortQuest, from 1995 to 1997, he was President of Footprints International, a company involved in the planning and development of environmentally friendly hotel properties. From 1994 to 1996, Mr. Murphy was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Mr. Murphy has twice been Co-Chairman of IREFAC.

PHILIP S. PAYNE
Chief Executive Officer,
Babcock & Brown Residential LLC

Chairman: Audit Committee
Member: Compensation Committee

Director since August, 2003
Shares of common stock
beneficially owned: 17,200
Age 55

Mr. Payne was elected to the board of directors in August 2003 and has served on our board since that time. Mr. Payne is currently the Chief Executive Officer of Babcock & Brown Residential LLC, a role he assumed in February 2007, when BNP Residential Properties, Inc., an AMEX-listed real estate investment trust of which Mr. Payne was Chairman, went private. Mr. Payne joined BNP Residential in 1990 as Vice President Capital Market Activities and became Executive Vice President and Chief Financial Officer in January 1993. He was named Treasurer in April 1995, a director in December 1997, and was elected Chairman in 2004. Mr. Payne maintains a license to practice law in Virginia. He is a member of the board of directors and chairman of the audit committee for Meruelo Maddux Properties, Inc., a NASDAQ Global Markets listed company that focuses on residential, industrial and commercial development in southern California.

CHARLES P. TOPPINO Senior Managing Director, Eastdil Secured. Member: Compensation Committee Director since August, 2003 Shares of common stock beneficially owned: 17,300 Age 48	Mr. Toppino was elected to the board of directors in August 2003 and has served on our board since that time. As of 2006, Mr. Toppino is a Senior Managing Director at Eastdil Secured which is a real estate investment bank that is a wholly owned subsidiary of Wells Fargo & Company. Mr. Toppino leads Eastdil Secured’s loan sale business and also helps in coordinating that line of business with other lines of business which include investment property sales and debt and equity financings for commercial real estate and hospitality properties. Mr. Toppino also serves on Eastdil Secured’s Management Committee. Eastdil Secured is the successor entity via acquisition of Secured Capital Corp., a company Mr. Toppino and others founded in 1990 and where he served as the Executive Vice President and principal. Mr. Toppino is also a director of Secured Capital Japan Co. Ltd., which is a corporation incorporated under the law of Japan and a public company that trades on the Tokyo Stock Exchange. Secured Capital Japan is an investment manager and asset manager of Japanese commercial real estate properties and Japanese loan portfolios.

BOARD OF DIRECTORS AND COMMITTEE MEMBERSHIP

Our business is managed through the oversight and direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with the chairman of the board of directors, Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.

During the year ended December 31, 2006, our board of directors held four regular meetings and seven special meetings. All directors standing for re-election attended, in person or by telephone, at least 75 percent of all meetings of our board of directors and committees on which such director served.

Attendance at Annual Meeting of Stockholders

In keeping with our corporate governance principles, directors are expected to attend the annual meeting of stockholders in person. All directors standing for re-election, other than Mr. Edelman, attended the 2006 annual meeting of stockholders.

Board Member Independence

Section 303A.02 “Independence Tests” of the NYSE Listed Company Manual describes the requirements for a director to be deemed independent by the NYSE, including the requirement of an affirmative determination by our board of directors that the director has no material relationship with us that would impair independence. The full text of our board of director’s Corporate Governance Guidelines can be found in the Investor Relations section of our website at www.ahtreit.com by clicking “INVESTOR RELATIONS,” then “CORPORATE GOVERNANCE,” and then “Corporate Governance Guidelines.” In determining whether any of our director nominees has a material relationship with us that would impair independence, our board of directors reviewed both the NYSE Listed Company Manual requirements on independence as well as our own Guidelines. Our Guidelines provide that if any director receives more than $100,000 per year in compensation from the Company, exclusive of director and committee fees, he or she will not be considered independent. Our board of directors has affirmatively determined that, with the exception of Messrs. Archie Bennett, Jr. and Montgomery J. Bennett who are our chairman of the board of directors and Chief Executive Officer, respectively, all of the directors nominated for election at the annual meeting are independent of Ashford and its management under the standards set forth in the Corporate Governance Guidelines and the NYSE listing requirements.

In making the independence determinations, our board of directors examined relationships between directors or their affiliates with Ashford and its affiliates including those reported below under the heading “Certain Relationships and Related Transactions” on page 32 and a transaction involving Messrs. Archie and Montgomery Bennett and Mr. Minami, which did not rise to the level of a reportable related party transaction but was taken into consideration by our board of directors in making independence determinations. In 2006, each of Messrs. Archie and Montgomery Bennett made a $100,000 investment in a private company in which Mr. Minami holds a minority, non-controlling interest. Our board determined that neither this transaction nor our relationship with Eastdil Secured described in “Certain Relationships and Related Transactions” impaired the independence of the directors involved. As a result, our board of directors is comprised of a majority of independent directors, as required in Section 303A.01 of the NYSE Listed Company Manual. Any reference to an independent director herein infers compliance with the NYSE independence tests.

Board Committees and Meetings

The current standing committees of our board of directors are the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found in the Investor Relations section of our website at www.ahtreit.com by clicking “INVESTOR RELATIONS” and then “CORPORATE GOVERNANCE.” The members of the committees are identified in the table below, and a description of the principal responsibilities of each committee follows.

Nominating/Corporate
	Audit	Compensation	Governance

Archie Bennett, Jr.
Montgomery J. Bennett
Martin L. Edelman			Chair
W.D. Minami	X
W. Michael Murphy	X	Chair	X
Philip S. Payne	Chair	X
Charles P. Toppino		X

The Audit Committee, composed of three independent directors, met four times during 2006. This committee’s purpose is to provide assistance to our board of directors in fulfilling their oversight responsibilities relating to:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of our internal audit function and independent auditors.

Our board of directors has determined that both Messrs. Payne and Minami are “audit committee financial experts,” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended and that Mr. Murphy is financially literate.

The Compensation Committee, composed of three independent directors, met two times during 2006. This committee’s purpose is to:

•	Discharge the board of director’s responsibilities relating to compensation of our executives;

•	Review and discuss with management the annual Compensation Discussion and Analysis and recommend to the board of directors its inclusion in our proxy statement or annual report on Form 10-K;

•	Produce an annual report on executive compensation for inclusion in the our proxy statement; and

•	Oversee and advise the board of directors on the adoption of policies that govern our compensation programs, including stock and benefit plans.

The Nominating/Corporate Governance Committee, composed of two independent directors, met three times during 2006. This committee’s purpose is to:

•	Identify individuals qualified to become members of our board of directors;

•	Recommend that our board of directors select the director nominees for the next annual meeting of stockholders;

•	Identify and recommend candidates to fill vacancies occurring between annual stockholder meetings; and

•	Develop and implement our Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Messrs Murphy, Payne and Toppino served on our Compensation Committee. No member of the Compensation Committee was at any time during fiscal 2006 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions” of this proxy statement. No executive officer of the company has served on the board of directors or compensation committee of any other entity that has had one or more executive officers who served as a member of our board of directors or the Compensation Committee during fiscal 2006.

Board Member Compensation

The table below reflects the compensation we paid to each of our non-employee directors, other than the chairman of the board, for serving on our board of directors for the fiscal year ending December 31, 2006. The compensation paid to our chairman is reflected in the tables following the Compensation Discussion & Analysis below.

Director Compensation

	Fees Earned or	Stock
Name	Paid in Cash	Awards		Total

Martin L. Edelman	$53,750	$37,152	(1)	$90,902
W.D. Minami	46,000	37,152	(1)	83,152
W. Michael Murphy	61,250	37,152	(1)	98,402
Philip S. Payne	73,500	37,152	(1)	110,652
Charles P. Toppino	45,500	37,152	(1)	82,652

(1)	Each independent director was granted 3,200 stock awards in 2006. These stock awards had a fair market value on the date of grant equal to $37,152 and vested immediately. As a result, the expense recognized for financial reporting purposes for these stock awards in 2006, in accordance with FAS 123R, was equal to the fair market value of the common stock on the date of grant.

In late 2005, we retained a consulting firm, Gressle & McGinley, to assist us in a review of our director’s compensation program. This study was undertaken in an effort to better understand how director compensation levels and practices have changed in response to the additional time demands on directors, expansion of the director’s oversight role and risk following adoption of the Sarbanes-Oxley Act. As a result of this review and partly in consideration of the consultant’s recommendations, in February, 2006, we increased:

•	The annual board retainer for independent directors who did not serve as the chairman of one of our committees from $20,000 to $35,000;

•	The annual board retainer for the Audit Committee chair from $35,000 to $60,000;

•	The annual board retainer for the Compensation Committee chair from $35,000 to $50,000;

•	The annual equity grant from 2,000 to 3,200 immediately vested shares for each independent director;

•	The non-executive chairman retainer from $200,000 to $300,000; and

•	The non-executive chairman fee for each in-person Board meeting from $2,000 to $3,000.

Each independent director was paid a fee of $2,000 for each board of directors or committee meeting that he attended in person, except that the chairman of each committee was paid a fee of $3,000 for each committee meeting that he attended in person and the chairman of the board was paid a fee of $3,000 for each board of directors meeting that he attended in person. Each independent director and the chairman of our board were also paid a fee of $500 for each telephone board or telephone committee meeting that he attended via teleconference.

In addition, we have historically reimbursed and will continue to reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Further, our board has approved an equity compensation policy for our directors pursuant to which, following each annual meeting of stockholders at which an independent director is reelected to our board of directors, each such independent director will receive 3,200 shares of our common stock. These stock grants will be fully vested immediately. In accordance with this policy, we granted 3,200 shares of fully vested common stock to each of our independent directors in May 2006.

In addition to the equity compensation granted to our independent directors, we granted 80,000 shares of restricted common stock with three-year pro-rated vesting to our chairman in March 2006 based, in part, on his leadership role on the board during 2005 and 100,000 shares of restricted common stock with four-year pro-rated vesting to our chairman in March 2007 based, in part, on his leadership role on the board and contributions to key transactions during 2006.

In recognition of the more dynamic environment for director compensation, the board will review compensation levels for directors at our core peer companies, selected supplemental peer companies (as such terms are defined in “Compensation Discussion & Analysis” below) and other data on trends in director compensation on an annual basis and consider changes to the program as needed.

OUR CORPORATE GOVERNANCE PRINCIPLES

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the New York Stock Exchange (the “NYSE”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. We maintain a corporate governance section on our website which includes key information about our corporate governance initiatives including our Board of Director Guidelines, charters for the committees of our board of directors, our Code of Business Conduct and Ethics and our Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The corporate governance section can be found on our website at www.ahtreit.com by clicking “INVESTOR RELATIONS” and then “CORPORATE GOVERNANCE.”

Each director should perform, to the best of his ability, the duties of a director, including the duties as a member of a committee of our board of directors in good faith; in our best interests and the best interests of our stockholders; and with the care that an ordinarily prudent person in a like position would use under similar circumstances. This duty of care includes the obligation to make, or cause to be made, an inquiry when, but only when, the circumstances would alert a reasonable director to the need thereof. Directors are expected to attend all meetings of our board of directors and meetings of committees on which they serve. Directors are also expected to attend the annual meeting of stockholders.

Our Nominating/Corporate Governance Committee is responsible for seeking, considering and recommending to the board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the Nominating/Corporate Governance Committee’s selection criteria for director nominees. Before recommending an incumbent, replacement or additional director, our Nominating/Corporate Governance Committee reviews his or her qualifications, including personal and professional integrity, capability, judgment, availability to serve, conflicts of interest, ability to act on behalf of stockholders and other relevant factors. It reviews and makes recommendations on matters involving general operation of the board of directors and our corporate governance, and it annually recommends to the board of directors nominees for each committee of the board. In addition, our Nominating/Corporate Governance Committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board. Our Nominating/Corporate Governance Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. Stockholders wishing to recommend director candidates for consideration by the committee can do so by following the procedures set forth below in the “Stockholder Procedures for Recommending Candidate for Director” section of this proxy statement. The Nominating/Corporate Governance Committee evaluates a candidate using the minimum criteria set forth above without regard to who nominated the candidate and will consider candidates recommended by stockholders provided that stockholders follow the procedure for submitting recommendations.

Our board of directors does not prohibit its members from serving on boards and/or committees of other organizations, and our board of directors has not adopted guidelines limiting such activities. The Nominating/Corporate Governance Committee and our board of directors will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendations for inclusion in the slate of directors to be submitted to stockholders for election at the annual meeting of stockholders.

Upon attaining the age of 75 and annually thereafter, a director will tender a letter of proposed retirement from our board of directors to the chairperson of our Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board should accept such proposed retirement or request that the director continue to serve.

If the Chief Executive Officer resigns from his position with Ashford, he will tender to our board of directors a letter of proposed resignation from the board. Our Nominating/Corporate Governance Committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, our board of directors should accept such proposed resignation or request that the director continue to serve.

When a director’s principal occupation or business association changes substantially from the position he held when originally invited to join our board of directors, the director will tender a letter of proposed resignation from the board to the chairperson of our Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee will review the director’s continuation on our board of directors, and recommend to the board whether, in light of all the circumstances, the board should accept such proposed resignation or request that the director continue to serve.

OTHER GOVERNANCE INFORMATION

Stockholder Procedures for Recommending Candidate for Director

Stockholders who wish to recommend individuals for consideration by the Nominating/Corporate Governance Committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our secretary at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. For the committee to consider a candidate, submissions must include sufficient biographical information concerning the recommended individual, including name, age, employment history, a description of each employer’s business that includes employer names and phone numbers, affirmation of whether such individual can read and understand basic financial statements and a list of board memberships the candidates holds, if any. The secretary will, in turn, deliver any stockholder recommendations for director candidates prepared in accordance with our bylaws to our Nominating/Corporate Governance Committee. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the stockholders. Once a reasonably complete recommendation is received by our Nominating/Corporate Governance Committee, a questionnaire will be delivered to the recommended candidate which will request additional information regarding the recommended candidate’s independence, qualifications and other information that would assist our Nominating/Corporate Governance Committee in evaluating the recommended candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. The recommended candidate must return the questionnaire within the time frame provided to be considered for nomination by our Nominating/Corporate Governance Committee. Recommendations received between the period December 5, 2007 and January 4, 2008, will be considered for candidacy at the 2008 annual meeting of stockholders.

Stockholder and Interested Party Communication with our Board of Directors

Stockholders and other interested parties who wish to contact any of our directors either individually or as a group may do so by writing to them c/o David A. Brooks, Corporate Secretary, Ashford Hospitality Trust, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Stockholders’ and other interested parties’ letters are screened by company personnel based on criteria established and maintained by our Nominating/Corporate Governance Committee, which includes filtering out improper or irrelevant topics such as solicitations.

Meetings of Non-Management Directors

Our board of directors will have at least two regularly scheduled meetings per year for the non-management directors without management present. At these meetings, the non-management directors will review strategic issues for our board of directors’ consideration, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. The non-management directors have determined that the chairman of our Nominating/Corporate Governance Committee, currently Mr. Edelman, do will preside at such meetings. The presiding director is responsible for advising the Chief Executive Officer of decisions reached and suggestions made at these meetings. The presiding director may have other duties as determined by the directors. These meetings may also constitute meetings of our Nominating/Corporate Governance Committee, with any non-management directors who are not members of such committee attending by invitation. Stockholders may communicate with the presiding director or non-management directors as a group by utilizing the communication process identified in the “Stockholder and Interested Party Communication with our Board of Directors” section of this proxy statement. If non-management directors include a director that is not an independent director, then at least one of the scheduled meetings should include only independent directors.

Director Orientation and Continuing Education

Our board of directors and senior management conduct a comprehensive orientation process for new directors to become familiar with our vision, strategic direction, core values including ethics, financial matters, corporate governance practices and other key policies and practices through a review of background material and meetings with senior management. Our board of directors also recognizes the importance of continuing education for directors and is committed to provide such education in order to improve both our board of directors and its committees’ performance. Senior management will assist in identifying and advising our directors about opportunities for continuing education, including conferences provided by independent third parties.

EXECUTIVE OFFICERS

The following table shows the names and ages of each of our current executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

	Age	Title

Montgomery J. Bennett	41	President and Chief Executive Officer
David J. Kimichik	46	Chief Financial Officer and Treasurer
Douglas A. Kessler	46	Chief Operating Officer
David A. Brooks	47	Chief Legal Officer and Secretary
Mark L. Nunneley	49	Chief Accounting Officer

For a description of the business experience of Mr. Montgomery Bennett, see the “Election of Directors” section of this proxy statement.

Mr. Kimichik has served as our Chief Financial Officer and Head of Asset Management since May, 2003. Mr. Kimichik has been associated with the Remington Hotel Corporation principals for the past 24 years and was President of Ashford Financial Corporation, an affiliate of ours, from 1992 until August, 2003. Mr. Kimichik previously served as Executive Vice President of Mariner Hotel Corporation, an affiliate of Remington Hotel Corporation, in which capacity he administered all corporate activities, including business development, financial management and operations.

Mr. Kessler has served as our Chief Operating Officer and Head of Acquisitions since May, 2003. From July of 2002 until August, 2003, Mr. Kessler served as the managing director/chief investment officer of Remington Hotel Corporation. Prior to joining Remington Hotel Corporation in 2002, from 1993 to 2002, Mr. Kessler was employed at Goldman Sachs’ Whitehall Real Estate Funds, where he assisted in the management of more than $11 billion of real estate (including $6 billion of hospitality investments) involving over 20 operating partner platforms worldwide. During his nine years at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital. Mr. Kessler co-led the formation of Goldman Sachs’ real estate investment management operations in France.

Mr. Brooks has served as our Chief Legal Officer, Head of Transactions and Secretary since May, 2003. He served as Executive Vice President and General Counsel for Remington Hotel Corporation and Ashford Financial Corporation from January, 1992 until August, 2003. Prior to joining Remington Hotel Corporation, Mr. Brooks served as a partner with the law firm of Sheinfeld, Maley & Kay.

Mr. Nunneley has served as our Chief Accounting Officer since May, 2003. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of Remington Hotel Corporation. He previously served as tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. Mr. Nunneley is a certified public accountant and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of AICPAs.

COMPENSATION DISCUSSION & ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers (including our chairman, chief executive officer, chief financial officer and other executive officers appearing in the Summary Compensation Table) in 2006 should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. Although the chairman of our board is a non-executive chairman, we have elected to include discussion of the material terms of his compensation where appropriate in this section and the tables that follow. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion

Overview

Ashford Hospitality Trust is a self-administered real estate investment trust listed on the NYSE (symbol: AHT) that invests in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans, construction loans and sale-leaseback transactions. The company implements two successful strategies to manage its growth and deliver stockholder value: a “portfolio management investment strategy” and an “internal growth strategy”.

Our portfolio management investment strategy seeks to maximize stockholder returns while minimizing performance risk. Investments must meet targeted return requirements utilizing market research underwriting assumptions. Each investment is then evaluated on the relative contribution to our hotel portfolio in terms of total return, volatility, product type or brand, asset quality, asset location and diversification. Using this investment strategy, we are focusing on achieving optimal total return at any given point in a cycle by having the right asset mix. In determining what we believe is the right asset mix, we analyze both local market trends and national lodging and capital market fundamentals. While most of our investments are direct hotel investments, we also have supplemental strategies, such as structured finance and loan transactions that enhance and stabilize our returns. The core objectives of our portfolio management strategy are to increase value, dividends and dividend coverage through prudent investment allocations and an efficient capital structure.

Our internal growth strategy utilizes a variety of techniques to increase hotel performance and capital reinvestment. Each of our investments typically involves one or more of the following strategies: hotel brand change, price segment repositioning, capital expenditure upgrade, margin improvement through expense controls or top-line growth, outsized market recovery, initial high yield or capital reinvestment through sale of non-core assets from a portfolio transaction. The goals of our internal growth strategy are revenue per available room (RevPAR) growth, market penetration, and margin improvement to increase EBITDA and per share metrics. For 2006, proforma RevPAR growth was strong with an increase of 10.3% compared to 2005 for our 66 hotels in continuing operations. In addition, RevPAR penetration was strong in 2006 with a 240 basis point improvement in the weighted average proforma RevPAR penetration index (a comparison of RevPAR performance to a competitive set) for the 66 hotels in our continuing operations. Lastly, overall proforma hotel operating profit margins improved 26 basis points for all the hotels in continuing operations during 2006 compared to 2005.

This diversified approach is unique among other publicly-held REITs in the hospitality industry, and fosters the company’s strategy to take advantage of current lodging industry conditions and flexibility to adjust to market conditions over time. We must continually review the state of the market to determine when to exit certain individual hotels because of local market conditions, when to seek more secure mortgage investments and when to consider slowing or accelerating our investment program. We believe it is prudent to continually modify our investment philosophy during the course of performance cycles rather than adhere to an inflexible “story.” As a result of this strategy, our compensation programs must be reflective of company performance and actions that we deem to be critical to our long-term growth and profitability, and our compensation programs must also be flexible so that they remain aligned with the targets and goals critical to the company in any given year.

One of the most important objectives in the past few years has been to capitalize on the current market cycle which has resulted in an increase in our total enterprise value, which is calculated as the company’s total market capitalization, including preferred equity, plus total debt obligations (within the board’s approved leverage levels), less available cash. In 2006, this value increased by approximately $700 million to $2.2 billion, exceeding expectations by more than $200 million. The company deemed this accomplishment to be critical to growing and sustaining a business that only four years ago had an enterprise value of approximately $163 million. Over the same period, we have been able to increase our dividend to an annualized $0.84 in March 2007 based on increased cash flow from operations. Likewise, the executive team enabled the company to substantially meet or exceed all of the objectives established by the committee for 2006 which resulted in compensation commensurate with performance in 2006.

Compensation Objectives & Philosophy

We believe that the compensation paid to our executive officers should be reflective of the overall performance of our company on both a short-term and a long-term basis. The cumulative compensation packages we offer should reward past successes as well as motivate and retain the executives needed to maximize the creation of long-term stockholder value in a competitive environment. Most of our management team has been working together for almost twenty years, and the company believes that the synergies among the management team, along with their cumulative knowledge and breadth of experience, was a key factor in the company’s exponential growth since its inception. Thus, retention of our key talent is a particularly important objective. The company believes that in the current business environment, the company’s public reporting peers (discussed below), as well as private equity investors, investment banks and real estate development companies continually and aggressively are seeking seasoned hospitality investment professionals with the expertise held by our named executive officers. The company’s compensation programs are designed in part to deflect the opportunities that are available in these competitive spheres. The compensation committee believes that the uniqueness of our business, our strategic direction and the required caliber of employees needed to execute our business strategy require that each element of compensation be determined giving due consideration to each of the following factors:

•	Overall company performance;

•	Responsibilities within our company;

•	Completion of individual business objectives (which objectives may vary greatly from person to person);

•	Contributions toward executing our business strategy;

•	Amount and form of prior compensation; and

•	Competitive market benchmark information, as available.

Our compensation committee believes that each of the above factors is important when determining our executives’ individual compensation levels, but no specific weighting or formula regarding such factors is used in determining compensation.

Role of the Compensation Committee

Compensation for our executive officers is administered under the direction of our compensation committee. In its role as the administrator of our compensation programs, our compensation committee recommends the compensation of our named executive officers to the board, with the independent members of the board ultimately approving all executive compensation decisions. A full description of the compensation committee’s roles and responsibilities can be found in its charter which is posted to our website at www.ahtreit.com.

In the past, the compensation committee engaged compensation consultants to provide information regarding peer group compensation. In 2005, the committee retained the services of FPL Associates L.P. to provide market benchmarking data with respect to the compensation of our named executive officers. In 2005, the committee also retained the services of Gressle & McGinley to provide market benchmarking data with respect to the compensation of our non-employee directors. In 2007, the committee retained the services of Pearl Meyer & Partners to provide assistance with the preparation of this compensation discussion and analysis, conduct a market benchmarking evaluation for our named executive officers and assist the committee in the review and development of compensation programs that will reflect the challenges of operating a larger company in an investment climate that may subject the company to unpredictable business cycles.

Interaction with Management

Our compensation committee regularly meets in executive session without management present. Executives generally are not present during compensation committee meetings, except, when requested, our chief executive officer does attend all or part of certain compensation committee meetings. Our chief executive officer, considering each of the factors outlined above, annually reviews the compensation for each named executive officer and makes recommendations to our compensation committee regarding any proposed adjustments. Any recommendations for interim modifications to salaries are also based on the factors outlined above and are made by the chief executive officer to the compensation committee. Final compensation decisions are ultimately made in the sole discretion of the compensation committee and approved by the independent directors of the Board.

Benchmarking

Compensation levels for our named executive officers are determined based on a number of factors, including the compensation levels in the marketplace for similar positions. Specifically, in making its determinations of incentive awards based on 2005 performance (which were paid or granted in 2006), the committee analyzed the compensation practices and levels of executives within the following six companies, which we refer to as “core peer companies” that were selected based on similarity to us in function, size and scope. In addition to an annual review of compensation data for the core peer companies, the committee periodically reviews additional compensation data for other hotel REIT companies, which we refer to as our “supplemental peer companies” that are not as similar to the company as the core peer companies.

Core Peer Companies	Supplemental Peer Companies

DiamondRock Hospitality Co.	Eagle Hospitality Properties Trust Inc.
FelCor Lodging Trust Inc.	Equity Inns Inc.
Host Hotels & Resorts Inc,	Highland Hospitality Corp.
LaSalle Hotel Properties	Hospitality Properties Trust
Strategic Hotels & Resorts, Inc.	Winston Hotels Inc.
Sunstone Hotel Investors Inc.

In general, the committee believes that the compensation levels for our private competitors is above that of publicly traded companies, and that the private competitors compete heavily, if not more than, the public peers for the type of executive talent we have on our management team. In addition, due to the company’s unique niche in the hotel-REIT sector, the committee believes it would be inappropriate to use the compensation of executives of these public companies as its only basis for comparison. Furthermore, the company has been successful in pursuing its significant growth objectives on an expedited schedule, and few companies in the hotel-REIT sector can demonstrate an equivalent growth trajectory. Given these limitations regarding the comparability of public market compensation data, the committee periodically reviews the public market data, but places at least equal importance on the business judgment of the experienced industry professionals among the board members and a review of each executive’s compensation level relative to that of the other executives. In 2007, the committee has engaged Pearl Meyer & Partners to recommend and assist in obtaining additional resources for private market compensation data.

In addition to considering public and private compensation data, the compensation committee must also consider the unique roles that each of the named executive officers of the company holds in benchmarking compensation by position. Specifically, each of our named executive officers performs duties that are traditionally assigned to multiple senior officers in competitive companies. The chief financial officer, by way of example, has had the role of performing pre-acquisition due diligence of target assets as well as the role of asset management of acquired assets. The chief operating officer is charged with capital markets activities and is also head of acquisitions, responsible for securing our investments. The chief legal officer and head of transactions has the mandate to negotiate the terms of, and close, all acquisition and disposition transactions and equity and debt financings, in addition to the normal duties associated with the office of the general counsel and corporate secretary. The company’s unusual division of responsibilities has created a cohesive and extremely streamlined management system, which enables the company to operate with a smaller staff of senior executives than would be expected of a company undertaking the growth that we have experienced. Therefore, while the compensation committee considers available peer compensation data, it recognizes that important adjustments must be considered in setting benchmarks for each named executive officer.

Together with its consideration of the unique roles of each named executive officer, the committee also considers the time commitment of the chief executive officer to the company in relation to his duties as chief executive officer and President of Remington Hotel Corporation and as an executive officer of the general partner of Remington Lodging or its affiliates. Based on its review, the committee has determined that those business activities are generally beneficial to the company and, in accordance with the chief executive officer’s employment agreement, do not materially interfere with his duties to the company. Therefore, the committee follows a compensation philosophy for the chief executive officer that is comparable with the philosophy for the other named executive officers.

Because of the company’s unique business strategy, the company’s senior executives must demonstrate the financial acumen, decision-making and leadership abilities commonly required in other businesses such as financial services, investment management and private equity. Although the committee does not benchmark the company’s executive compensation levels against those of senior executives in these business segments, we believe it is appropriate, in view of our objective to retain key senior executives, to consider the incentive plan design features and pay practices for these parallel, but distinct businesses.

Based on our review of the information available related to the compensation levels for executives in the public and private markets and in recognition of the exponential growth in assets achieved by the management team and the challenges of implementing and integrating an ambitious acquisition strategy, the committee targets total compensation in the top quartile for the public hotel REITs listed above. Actual total compensation may fall below or rise above the targeted level based on performance achievement.

Elements of Compensation

In 2006, the primary elements of our executive compensation packages included: (i) base salaries; (ii) annual bonuses; (iii) restricted stock awards and (iv) other executive programs and benefits. Each element is described in more detail below.

Base Salaries.  The base salaries of our named executive officers are reviewed on an annual basis. Any increases to the base salaries of the executive officers are based on a subjective evaluation of such factors as the level of responsibility, individual performance, level of pay of the executive in question and other similarly situated executives. In March 2006, the chief executive officer recommended to the compensation committee increases in the base salaries for each of the other executive officers, retroactive to January 1, 2006. The compensation committee approved increases in the past several years as follows:

	Base Salary			Year-Over-Year % Growth
Executive	2004	2005	2006	04-05	05-06

Montgomery J. Bennett	$425,000	$467,500	$650,000	10.0%	39.0%
David J. Kimichik	260,000	286,000	325,000	10.0%	13.6%
Douglass A. Kessler	300,000	360,000	500,000	20.0%	38.9%
David A. Brooks	260,000	286,000	325,000	10.0%	13.6%
Mark L. Nunneley	150,000	181,500	220,000	21.0%	21.2%
Archie Bennett, Jr.	200,000	200,000	300,000	0.0%	50.0%

Total	$1,595,000	$1,781,000	$2,320,000	11.7%	30.3%
Total Enterprise Value at fiscal year end ($ Millions)(1)	$654.7	$1,534.9	$2,234.9	134.4%	45.6%

(1)	Total enterprise value is calculated as the company’s total market capitalization, including preferred equity, plus total debt obligations, less available cash.

Such adjustments were made after consideration of the company’s dramatic increase in size and complexity from inception, as demonstrated by the change in total enterprise value (shown above and calculated as the company’s total market capitalization, including preferred equity, plus total debt obligations, less available cash), individual performance and the committee’s desire to retain the services of a senior management group that has enough experience working together as a team to act quickly and cohesively to create and take advantage of competitive business opportunities.

In March 2007, our chief executive officer made additional recommendations to the compensation committee with respect to increases in the base salaries for each of our executive officers other than himself. Based on these recommendations and the compensation committee’s own review of our chief executive officer’s salary in the context of his performance, the compensation committee and our board approved increased base salaries, retroactive to January 1, 2007, as follows:

•	chief executive officer — $700,000 (7.7% increase)

•	chief financial officer — $350,000 (7.7% increase)

•	chief operating officer — $550,000 (10.0% increase)

•	chief legal officer — $375,000 (15.4% increase)

•	chief accounting officer — $275,000 (25.0% increase)

In the case of Mr. Nunneley, our chief accounting officer, the committee approved a larger salary increase from 2006 to 2007 than other named executive officers in recognition of his active role in the successful integration of recent significant acquisitions.

Annual Bonuses.  Executive officers generally receive annual bonuses in March of the year following the fiscal year with respect to which such bonuses are awarded. The employment agreements of each of the executive officers initially included a fixed bonus range, whereby the executive was guaranteed a minimum bonus at the low end of the range but could not receive a bonus in excess of the high end of the range. In March 2006, our compensation committee determined that in order to foster the company’s pay-for-performance philosophy, the employment agreements should be revised so that the contracts no longer contained a fixed bonus range, but instead now include a targeted bonus range for each executive officer.

Annual bonus ranges are expressed as a percentage of salary. The targeted range for each executive did not change from the range set forth for such executive in his initial employment agreement, but the compensation committee reserved the right to utilize its discretion to either pay a bonus above or below the targeted range based on a subjective evaluation of the executive’s individual performance and responsibilities. Mr. Bennett’s targeted annual bonus range is 75% to 125% of his base salary. Mr. Kimichik’s targeted annual bonus range is 30% to 90% of his base salary. Mr. Kessler’s targeted annual bonus range is 50% to 100% of his base salary. Mr. Brooks’ targeted annual bonus range is 30% to 90% of his base salary. Mr. Nunneley’s targeted annual bonus range is 20% to 60% of his base salary. The committee generally aims to keep annual cash bonuses within the targeted ranges discussed above, and instead, favors an emphasis on long-term incentive awards to create an ownership culture and provide an upside opportunity in reward for superior performance.

The performance goals and objectives under the company’s annual incentive plan are developed annually by senior management and approved by our board of directors. These objectives have historically included annual operating goals, as well as growth objectives designed to rationally expand the portfolio of hotel, mezzanine loan and other lodging related investments in concert with the short- and long-term predictions for hospitality industry performance on the national, regional and key city basis. Generally, the compensation committee and the Board have weighed the total enterprise value (both in terms of size and quality) of the company as a key objective for management since the initial public offering in 2003. Other key business objectives for 2006 included:

•	Manage the hotel portfolio through aggressive, appropriate, interaction with the management companies charged with day-to-day operations;

•	Achieve budgeted performance level for the reported cash available for distributions, or CAD, and reported adjusted funds from operations, or AFFO, per share;

•	Raise additional equity capital with deployment by year-end in accretive investments;

•	Explore alternatives and secure low-cost financing for the lending program;

•	Recycle capital via asset sales;

•	Substantially increase the frequency of meetings with investors, analysts and sales force;

•	Expand retail distribution of our stock; and

•	Expand and upgrade analyst coverage.

While there is no specific formula or weighting assigned to any one of these factors, the committee carefully analyzes each of these factors in making its recommendations with respect to appropriate levels of annual and long-term compensation. For 2006, the committee determined that management had met and exceeded these goals, with several significant accomplishments, including:

•	Substantial increases in CAD and AFFO per share, with a significantly larger share base;

•	$135 million of equity raised in January 2006 and $170 million of equity raised in July 2006;

•	$648 million of capital deployed by year-end;

•	Sale of hotel properties totaling $113 million;

•	260 meetings with 150 different investors in 2006 compared with 50 investor meetings in 2005;

•	Retail distribution as of 12/31/06 increased to 25% from 16% at year-end 2005; and

•	Coverage expanded to 11 investment analysts.

The committee also noted management’s efforts and discipline in evaluating new investments and sources of financing while effectively managing our capital structure to maintain a low cost of debt.

After assessing each of these objectives, the compensation committee awarded bonuses ranging from $200,000 to $812,500 to the named executive officers, as shown in the table below. Pursuant to his non-compete agreement, Mr. Archie Bennett, Jr. does not participate in the annual bonus program.

			Bonus as	Targeted
	Salary	Bonus(1)	% of Salary	Bonus Range

Montgomery J. Bennett	$650,000	$812,500	125%	75% to 125%
David J. Kimichik	325,000	265,000	82%	30% to 90%
Douglas A. Kessler	500,000	550,000	110%	50% to 100%
David A. Brooks	325,000	292,500	90%	30% to 90%
Mark L. Nunneley	220,000	200,000	91%	20% to 60%
Archie Bennett, Jr.	300,000	n/a	n/a	n/a

(1)	Reflects bonus earned for 2006 performance, which was paid in March 2007.

In light of the strong company and individual performance factors achieved during 2006, the committee determined that annual bonuses should generally be at the top of the targeted bonus range. In addition, for two named executive officers, Messrs. Kessler and Nunneley, the committee awarded one-time annual bonuses above the targeted bonus range in recognition of the extraordinary accomplishments of these executives in connection with the transactions that were negotiated during 2006. In the case of Mr. Nunneley, the committee also considered the complexity of maintaining the highest quality financial reporting and accounting controls while navigating significant growth in business operations.

Restricted Stock Awards.  In May 2005, our stockholders approved our Amended and Restated 2003 Stock Incentive Plan. Pursuant to the provisions of this plan, our compensation committee has the authority to (i) administer the plan, (ii) interpret the plan and (iii) grant stock options, purchased stock, bonus stock, stock appreciation rights, phantom stock, restricted stock, performance awards or other stock or performance-based awards to our employees, our non-employee directors and certain of our consultants or advisors. The compensation committee believes that our named executive officers should have an ongoing stake in the long-term success of our business. The compensation committee also believes that our named executive officers should have a considerable portion of their total compensation paid in the form of stock. This element of the total compensation program is intended to align the executive’s interest to that of our stockholders through the granting of restricted stock and, possibly, other incentive-based awards. While the plan allows our compensation committee to rely on any relevant factors in selecting the size and type of awards granted under the plan, in practice, the same philosophy used in determining the other elements of compensation, including the annual objectives described above, are used in determining such awards. Also, while the plan allows for various types of awards, the compensation committee has historically chosen to grant only restricted stock awards with multi-year step vesting. Given the dynamic and diversified nature of this company, which was only formed four years ago, the committee deemed time-based restricted stock to be the most prudent form of long-term compensation to supplement the total compensation package and promote stock ownership by executives early in the company’s history. It also served to facilitate the objectives of ensuring retention of critical talent from the company’s inception. In furtherance of our philosophy of rewarding executives for future superior performance, prior stock compensation grants are not considered in setting future compensation levels. However, the degree to which prior restricted stock awards are vested is considered in assessing retention risk.

Grants of equity-based awards are typically made on the date of the compensation committee’s meeting in the end of March. The value of the award is determined with respect to the closing price of our stock on the date of grant. In March 2006, the compensation committee granted 500,000 shares of restricted common stock to our named executive officers, of which 180,000 shares were granted to our chief executive officer, 150,000 shares were granted to our chief operating officer, 70,000 shares were granted to each of our chief legal officer and our chief financial officer, and 30,000 shares were granted to our chief accounting officer, in each case based, in part, on the performance of these executive officers during 2005. On March 27, 2007, based primarily on our review of the performance achievements during 2006 relative to the goals initially identified as key priorities and each executive’s contributions toward these achievements, the compensation committee granted 612,500 shares of restricted common stock to our named executive officers, of which 215,000 shares were granted to our chief executive officer, 180,000 shares were granted to our chief operating officer, 87,500 shares were granted to our chief legal officer, 80,000 shares were granted to our chief financial officer and 50,000 shares were granted to our chief accounting officer. In addition, in consideration of the role of our chairman in advancing the company’s business strategy by building on the depth of his industry relationships and expertise, the committee granted 80,000 shares of restricted common stock to our chairman in March 2006 and 100,000 shares in March 2007.

The restricted stock granted to each of our executive officers in 2006 vests in equal annual installments on each of the first three anniversaries of the grant date and the restricted stock granted to each of our executive officers in 2007 vests in equal annual installments on each of the first four anniversaries of the grant date; however, in each case, dividends are paid on the unvested restricted stock grants from the date of grant. We feel that the time-vesting nature of the restricted stock grants furthers our goal of long-term retention of our executives, while the payment of dividends prior to vesting serves as a current incentive for the performance necessary to obtain the grants. The restricted stock grants are determined in the context of the desired top quartile public market positioning for total compensation and the range for bonus awards. Since the committee generally aims to keep annual bonuses close to the pre-established target range, a strong relationship between total compensation and performance is predicated on wider variability in the value of restricted stock grants. In determining grant levels by executive, the committee also considers individual performance, a review of each executive’s compensation level relative to that of the other executives, the impact of new grants on total shareholder dilution and the degree to which prior awards are fully vested.

Stock Ownership Guidelines

While we do not have a formal policy to mandate or enforce stock ownership levels among our management team, we strongly encourage our executives to own and hold stock over the long term. In fact, a strong stock ownership culture already exists and our named executive officers have demonstrated a commitment to the company through long tenure and significant ownership levels as a multiple of salary (as of March 19, 2007) as follows:

		Total Beneficial		Value as	Years
Executive	Salary	Ownership(1)	Value(2)	Multiple of Salary	Tenure(3)

Montgomery Bennett	$650,000	4,162,223	$51,403,454	79.1	18
David Kimichik	325,000	235,592	2,909,574	9.0	25
Douglas Kessler	500,000	357,631	4,416,743	8.8	5
David A. Brooks	325,000	422,719	5,220,580	16.1	14
Mark Nunneley	220,000	174,646	2,156,878	9.8	22
Archie Bennett, Jr.	300,000	4,162,223	51,403,454	171.3	39

(1)	Assumes that all units of our operating partnership held by such person are redeemed for common stock (regardless of when such units are redeemable) and includes all restricted stock grants made since our initial public offering through March 19, 2007, unless forfeited.

(2)	Based on multiplying Total beneficial ownership by the closing stock price of $12.35 on March 19, 2007.

(3)	Tenure includes service with the company’s predecessors and affiliates.

Other Executive Programs and Benefits.  The executive officers are provided other programs or benefits on the same terms offered to all employees. These programs and benefits include:

•	a 401(k) plan under which we match 50% of an eligible participant’s contribution to the plan, up to 6% of such participant’s base salary, subject to limitations imposed by the Internal Revenue Service;

•	an Employee Savings Incentive Plan, pursuant to which, if the employee does not participate in our 401(k) plan, we match 25% of a participant’s contribution, up to 10% of such participant’s base salary;

•	basic life and accidental death and dismemberment insurance in an amount of three times each executive’s annual base salary, up to $250,000.

We do not maintain any retirement plans other than the 401(k) plan. In addition, as a corporate matter, the Company does not provide its executives with any executive perquisites other than complimentary periodic lodging at its facilities and an annual comprehensive executive health evaluation performed by the UCLA Comprehensive Health Program.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly-held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to our chief executive officer or any of our four other most highly compensated executive officers. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely on account of attainment of objective performance goals, provided that (i) performance goals are established by a compensation committee consisting solely of two or more outside directors, (ii) the material terms of the performance-based compensation are disclosed to and approved by a separate stockholder vote prior to payment, and (iii) prior to payment, our compensation committee certifies that the performance goals were attained and other material terms were satisfied. Our compensation committee intends, to the extent feasible and where it believes it is in the best interests of our company and its stockholders, to attempt to qualify executive compensation as tax deductible; however, our compensation committee does not intend to allow this tax provision to negatively affect its development and execution of effective compensation plans. Our compensation committee intends to maintain the flexibility to take actions it considers to be in the best interests of our company and its stockholders. The company is structured, however, such that compensation is not paid and deducted by the corporation, but at the operating partnership level. The IRS has previously issued a private letter ruling that held that Section 162(m) did not apply to compensation paid to employees of a REIT’s operating partnership. Consistent with that ruling, we have taken a position that compensation expense paid and incurred at the operating partnership level is not subject to the Section 162(m) limit. As such, the compensation committee does not believe that it is necessary to meet the requirements of the performance-based compensation exception to Section 162(m). As private letter rulings are applicable only for the taxpayer who obtains the ruling, and we have not obtained a private letter ruling addressing this issue, there can be no assurance that the IRS will not challenge our position that Section 162(m) does not apply to compensation paid at the operating partnership level.

Adjustment or Recovery of Awards

Under Section 304 of Sarbanes-Oxley, if the company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer must reimburse the company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized by the individual from the sale of securities of the company during those 12 months.

Hedging Policies

Pursuant to our Code of Ethics, we maintain a policy on insider trading and compliance that prohibits executives from holding company securities in a margin account or pledging company securities as collateral for a loan. An exception exists is if the executive requests and receives prior approval from our chief legal officer to pledge securities as collateral for a loan (but not for margin accounts).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the compensation discussion and analysis disclosure with Ashford’s management, and based on this review and discussion, the Compensation Committee has recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

COMPENSATION COMMITTEE

W. Michael Murphy, Chairman
Philip S. Payne
Charles P. Toppino

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to or earned by the chairman of the company’s board of directors as well as the company’s chief executive officer, chief financial officer and the company’s three other most highly compensated executive officer in fiscal year 2006 for services rendered in all capacities.

Name and				Stock	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Compensation		Total

Montgomery J. Bennett	2006	$650,000	$812,500	$1,412,789			$2,875,289
President and Chief Executive Officer
David J. Kimichik	2006	325,000	265,000	447,705			1,037,705
Chief Financial Officer and Treasurer
Douglas A. Kessler	2006	500,000	550,000	835,665			1,885,665
Chief Operating Officer
David A. Brooks	2006	325,000	292,500	349,327			966,827
Chief Legal Officer and Secretary
Mark L. Nunneley	2006	220,000	200,000	153,534			573,534
Chief Accounting Officer
Archie Bennett, Jr.(2)	2006	300,000	0	1,127,804	$26,442	(3)	1,454,246
Chairman of the Board

(1)	Amounts represent the amortization expense recognized for financial reporting purposes for stock awards. Stock awards are valued at the closing market price of our common stock on the date of grant and amortized straight-line over the related requisite service period.

(2)	Although the chairman of our board is a non-executive chairman, we have elected to include his compensation information in each of the required tables because of the material nature of his compensation.

(3)	This amount includes $14,500 of fees paid to Mr. Bennett for attendance at board meetings and $11,127 of health insurance premiums paid by the company for the benefit of Mr. Bennett. Although the health insurance benefit is available to all salaried employees, we do not pay such amounts for any other non-executive director.

GRANTS OF PLAN — BASED AWARDS

		All Other Stock
		Awards:
		Number of	Grant Date
		Shares of	Fair Value of
Name	Grant Date	Stock	Stock Awards

Montgomery J. Bennett	3/28/06	180,000	$2,244,600
David J. Kimichik	3/28/06	70,000	872,900
Douglas A. Kessler	3/28/06	150,000	1,870,500
David A. Brooks	3/28/06	70,000	872,900
Mark L. Nunneley	3/28/06	30,000	374,100
Archie Bennett, Jr.	3/28/06	80,000	997,600

We entered into employment agreements with each of Messrs. Montgomery Bennett, Kimichik, Kessler, Brooks and Nunneley in August 2003 in connection with our initial public offering. The employment agreements provide for Mr. Bennett to serve as our President and Chief Executive Officer, Mr. Kimichik to serve as our Chief Financial Officer and Treasurer, Mr. Kessler to serve as our Chief Operating Officer, Mr. Brooks to serve as our Chief Legal Officer and Secretary, and Mr. Nunneley to serve as our Chief Accounting Officer. These employment agreements require Messrs. Kimichik, Kessler, Brooks and Nunneley to devote substantially full-time attention and time to our affairs, but also permit them to devote time to their outside business interests consistent with past practice. Mr. Bennett’s employment agreement allows him to continue to act as Chief Executive Officer and President of Remington Hotel and to act as an executive officer of the general partner of Remington Lodging, provided his duties for Remington Hotel and Remington Lodging do not materially interfere with his duties to us.

The employment agreements currently provide for annual base salaries, eligibility for annual cash bonuses, based on a targeted bonus range for each officer; director’s and officer’s liability insurance coverage; participation in other incentive, savings and retirement plans applicable generally to our senior executives; and medical and other group welfare plan coverage and fringe benefits provided to our senior executives. Each employment agreement is subject to automatic one-year renewals at the end of its initial term (December 31, 2006 for each executive officer other than Mr. Bennett and December 31, 2007 for Mr. Bennett), unless either party provides at least six months’ notice of non-renewal of the applicable employment agreement.

The employment agreements provide for:

•	An annual base salary for 2006 of $650,000 for Mr. Bennett, $325,000 for Mr. Kimichik, $500,000 for Mr. Kessler, $325,000 for Mr. Brooks and $220,000 for Mr. Nunneley, subject to annual adjustments;

•	Eligibility for annual cash performance bonuses under our incentive bonus plans;

•	Director’s and officer’s liability insurance coverage;

•	Participation in other incentive, savings and retirement plans applicable generally to our senior executives; and

•	Medical and other group welfare plan coverage and fringe benefits provided to our senior executives.

Mr. Bennett’s targeted annual bonus range is 75% to 125% of his base salary. Mr. Kimichik’s targeted annual bonus range is 30% to 90% of his base salary. Mr. Kessler’s targeted annual bonus range is 50% to 100% of his base salary. Mr. Brooks’ targeted annual bonus range is 30% to 90% of his base salary. Mr. Nunneley’s targeted annual bonus range is 20% to 60% of his base salary. During 2006, the employment agreements for the executives were amended so that the contracts no longer contain a fixed bonus range, but instead now include a targeted bonus range for each executive officer.

In addition to the employment agreements described above, we entered into a non-compete agreement with Mr. Archie Bennett, Jr. in August 2003. The non-compete agreement provides for Mr. Bennett to serve as our non-executive chairman. The non-compete agreement has an initial term ending December 31, 2006 and is subject to automatic one-year extensions thereafter, in each case, unless either party provides at least six months’ notice of non-renewal. Mr. Bennett’s non-compete agreement allows him to continue to act as chairman of Remington Hotel and Remington Lodging provided his duties for Remington Hotel and Remington Lodging do not materially interfere with his duties to us. In February 2006, our board reviewed Mr. Bennett’s non-compete agreement and approved an increase in his director’s fee from $200,000 to $300,000 per year. The board also determined that, because of a contract misinterpretation, we erroneously failed to pay a director’s fee to Mr. Bennett in connection with his attendance at board meetings in 2003, 2004 and 2005. As a result, we made a payment to Mr. Bennett of $29,000 in December 2005 to compensate him for the director’s fees he should have received in 2003, 2004 and 2005. The non-compete agreement currently provides for, among other provisions:

•	an annual director’s fee of $300,000, of which $25,000 may be paid in the form of shares of our common stock, at the discretion of our compensation committee;

•	director’s and officer’s liability insurance coverage;

•	participation in other incentive, savings and retirement plans, in the discretion of our compensation committee; and

•	medical and other group welfare plan coverage and fringe benefits, in the discretion of our compensation committee.

The stock awards granted to each of the named executive officers and our chairman were all granted under the company’s 2003 Amended and Restated Stock Incentive Plan and are all subject to time-based vesting requirements. Dividends will be paid on all unvested shares at the same rate as dividends payable with respect to all outstanding shares of common stock, with no preference to shares issued under our stock plan.

The company places heavier emphasis on our variable pay components of annual bonuses and restricted stock awards than on salary. In 2006, the amount of salary paid to each named executive officer represented a range of approximately 15% to 21% of our named executive officers’ total compensation packages. While the compensation committee seeks to provide a competitive base salary and bonus structure, it believes that the majority of each named executive officer’s total compensation should be paid in the form of restricted stock vesting over a period of years, to help ensure alignment of the executive’s interest to that of our stockholders as well as longevity of the officer. As such, the value of restricted stock grants typically represents over 75% of the incentive pay component. The mix of pay elements in 2006 is as follows:

		Variable Compensation				Compensation as
	2006	2006 Bonus(2)		2006 Stock Grants(3)		% of Total Direct Compensation(4)
Executive	Salary(1)	$	% of Base	$	$% of Base	Fixed	Variable

Montgomery J. Bennett	$650,000	$812,500	125%	$2,663,850	410%	16%	84%
David J. Kimichik	325,000	265,000	82%	991,200	305%	21%	79%
Douglass A. Kessler	500,000	550,000	110%	2,230,200	446%	15%	85%
David A. Brooks	325,000	292,500	90%	1,084,125	334%	19%	81%
Mark L. Nunneley	220,000	200,000	91%	619,500	282%	21%	79%
Archie Bennett, Jr.	300,000	0	0%	1,239,000	413%	19%	81%

(1)	Salary represents “fixed” compensation.

(2)	The 2006 bonus amounts reflect amounts awarded in 2007 for 2006 performance. Bonus target ranges, as a percentage of base salary, for the named executive officers and our chairman are as follows: Mr. Montgomery Bennett 75-125%; Mr. Kimichik 30-90%; Mr. Kessler 50-100%; Mr. Brooks 30-90%; and Mr. Nunneley - 20-60%; and Mr. Archie Bennett 0%.

(3)	Represents restricted stock grants made in March 2007 as compensation for 2006 performance. These restricted shares vest equally over four years.

(4)	Total direct compensation includes salary, bonus and restricted stock grants made in 2007 based on 2006 performance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of
	Shares		Market Value of
	of Stock		Shares of Stock
	That Have		That Have
Name	Not Vested		Not Vested

Montgomery J. Bennett	8,200	(1)	$102,090
	73,000	(2)	908,850
	180,000	(3)	2,241,000

	261,200		$3,251,940

David J. Kimichik	2,367	(1)	$29,469
	27,333	(2)	340,296
	70,000	(3)	871,500

	99,700		$1,241,265

Douglas A. Kessler	4,000	(1)	$49,800
	60,267	(2)	750,324
	150,000	(3)	1,867,500

	214,267		$2,667,624

David A. Brooks	2,367	(1)	$29,469
	27,333	(2)	340,296
	70,000	(3)	871,500

	99,700		$1,241,265

Mark L. Nunneley	1,167	(1)	$14,529
	11,000	(2)	136,950
	30,000	(3)	373,500

	42,167		$524,979

Archie Bennett, Jr.	3,500	(1)	$43,575
	37,333	(2)	464,796
	80,000	(3)	996,000

	120,833		$1,504,371

(1)	These shares were originally granted on March 15, 2004 with a vesting term of three years. The shares became fully vested on March 15, 2007.

(2)	These shares were originally granted on March 24, 2005 with a vesting term of three years. One-third of the shares vested on March 24, 2006; one-third of the shares vested on March 24, 2007; and the remainder will vest on March 24, 2008.

(3)	These shares were granted on March 28, 2006 with a vesting term of three years. One-third of the shares vested on March 28, 2007; one-third will vest on March 28, 2008; and the remainder will vest on March 28, 2009.

STOCK VESTED

	Stock Awards
	Number of Shares
	Acquired on	Value Realized
Name	Vesting	on Vesting

Montgomery J. Bennett	118,426	$1,412,789
David J. Kimichik	39,935	$477,705
Douglas A. Kessler	69,210	$835,665
David A. Brooks	28,762	$349,327
Mark L. Nunneley	12,685	$153,534
Archie Bennett, Jr.	95,893	$1,127,804

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Executive Officers

Under the terms of their respective employment agreements, each of our named executive officers is entitled to receive certain severance benefits after termination of employment. The amount and nature of these benefits vary depending on the circumstances under which employment terminates. The employment agreements provide for certain specified benefits during the initial terms of the employment agreements, which expired on December 31, 2006 for each of Messrs. Kimichik, Kessler, Brooks and Nunneley and will expire on December 31, 2007 for Mr. Montgomery Bennett, and certain continuing benefits during the entire term of the employment agreement.

Each of the employment agreements of our named executive officers provides that, if the executive’s employment is terminated by the executive for “good reason” or after a “change of control” (each as defined in the applicable employment agreement), or, in the case of Mr. Bennett, by us without cause prior to December 31, 2007, the executive will be entitled to accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash severance payment equal to two times (three times in the case of Mr. Bennett) the sum of his then-current annual base salary plus average bonus over the prior three years;

•	pro-rated payment of the incentive bonus for the year of termination, payable at the time incentive bonuses are paid to the remaining senior executives for the year in which the termination occurs;

•	all restricted stock held by such executive will become fully vested; and

•	health benefits for one year (18 months in the case of Mr. Bennett) following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, payable by the company over the period of coverage.

If any named executive officer other than Mr. Bennett is terminated by us without cause, or if Mr. Bennett is terminated by us without cause after December 31, 2007, or if we do not renew any named executive officer’s agreement, then the executive will receive all of the benefits above except that his lump sum cash severance payment will be equal to one times the sum of his then-current annual base salary plus his average bonus over the prior three years. Each employment agreement also provides that the executive or his estate will be entitled to receive these same severance benefits in the event of his death or disability.

In addition, if the severance payment to any executive is deemed to be a “golden parachute payment” under § 280G of the Internal Revenue Code of 1986, as amended, then such executive would also be entitled to a tax gross-up payment to cover his excise tax liability under § 280G. As of December 31, 2006, each of Messrs. Montgomery J. Bennett, Kimichik, Brooks and Nunneley would have owed excise tax as shown in the tables beginning on page 28.

Mr. Bennett’s employment agreement also contains standard confidentiality, non-compete and non-solicitation provisions. The confidentiality provisions apply during the term of the employment agreement and for a period of two years thereafter. The non-compete and non-solicitation provisions apply during the term of his employment agreement, and if Mr. Bennett resigns without cause, for a period of one year thereafter, or if Mr. Bennett is removed for “cause” (as defined in his employment agreement), for a period of 18 months thereafter. In the case of Mr. Bennett’s resignation without cause, in consideration for his non-compete, Mr. Bennett will receive a cash payment, to be paid in equal monthly installments during the one-year non-compete period, equal to the sum of his then-current annual base salary plus average bonus over the prior three years. Mr. Bennett’s non-compete period will terminate if Remington Lodging terminates our exclusivity rights under the mutual exclusivity agreement between Remington Lodging and us.

The non-compete and non-solicitation provisions contained in the other executives’ employment agreements expired on December 31, 2006, upon termination of the initial term of the employment agreements; however, the employment agreements do contain standard confidentiality provisions. In the event either Mr. Kessler, Mr. Kimichik, Mr. Brooks or Mr. Nunneley’s employment is terminated for any reason, he will not be subject to a non-compete and will not be entitled to any cash payment other than accrued and unpaid base salary to the date of his separation from us.

Chairman of our Board

Under the terms of our chairman’s non-compete agreement, Mr. Archie Bennett is entitled to receive certain severance benefits upon the termination of his position as our chairman. The amount and nature of these benefits vary depending on the circumstances under which his directorship terminates, but are similar to the benefits received by our executive officers, and accordingly, are included in the tables below.

Mr. Archie Bennett’s non-compete agreement provides that, if his service as a director is terminated by him for “good reason” or after a “change of control” (each as defined in the applicable employment agreement), he will be entitled to accrued and unpaid director fees to the date of such termination plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash severance payment equal to two times his then-current director’s fee; and

•	all restricted stock held by Mr. Bennett will become fully vested.

If Mr. Bennett is asked to resign his directorship by us without cause, or if Mr. Bennett is not re-nominated and re-elected to serve as our chairman, then he will receive each of the benefits above except that his lump sum cash severance payment will be equal to one times the sum of his then-current director’s fee. Mr. Bennett’s non-compete agreement also provides that he or his estate will be entitled to receive these same severance benefits in the event of his death or disability.

In addition, if the severance payment to Mr. Bennett is deemed to be a “golden parachute payment” under § 280G of the Internal Revenue Code of 1986, as amended, then he would also be entitled to a tax gross-up payment to cover his excise tax liability under § 280G. As of December 31, 2006, Mr. Bennett would not have owed excise tax.

Mr. Bennett’s non-compete agreement contains standard confidentiality, non-compete and non-solicitation provisions. The confidentiality provisions apply during the term of the non-compete agreement and for a period of two years thereafter. The non-compete and non-solicitation provisions apply only during the term of his non-compete agreement if Mr. Bennett terminates his service as a director as a result of a change in control or for good reason; however, if Mr. Bennett’s service as a director is terminated as a result of disability or by Mr. Bennett without good reason or by us for cause, the non-compete and non-solicitation provisions apply for a period of 18 months after termination. In the case of Mr. Bennett’s resignation without good reason, in consideration for his non-compete, Mr. Bennett will receive a cash payment, to be paid in equal monthly installments during the one-year non-compete period, equal to his then-current annual director’s fee. Mr. Bennett’s non-compete period will terminate if Remington Lodging terminates our exclusivity rights under the mutual exclusivity agreement between Remington Lodging and us.

Summary of Potential Payments upon Termination

The tables below reflect the amount of compensation payable to the chairman of our board and each named executive officer upon termination of employment or following a change of control, assuming that such termination was effective as of December 31, 2006 (except that because December 31, 2006 was the last day of the initial term of the employment agreements for each of Messrs. Kimichik, Kessler, Brooks and Nunneley and certain benefits changed on such date, the amounts set forth in the table below only represent the continuing benefits available to such executive officers).

	Termination Scenarios
	By the Company without
	Cause on or Prior to		By the Company without
	December 31, 2007; by		Cause after December 31,
	the Executive with Good		2007, Non-Renewal by	By Executive without
	Reason; or Following a		the Company; or Death or	Good Reason; Non-
Name	Change of Control		Disability of the Executive	Renewal by Executive

Montgomery J. Bennett
Severance Payment	$3,623,438		$1,207,813	0
Pro-Rated Bonus	812,500		812,500	0
Acceleration of Unvested Equity Awards	3,251,940		3,251,940	0
Non-Compete Payment	0		0	$1,207,813
Tax Gross-up Payment	1,460,800	(1)	0	0
Other Benefits	18,129		18,129	12,086	(2)

Total	$9,166,807		$5,290,382	$1,219,899

(1)	A tax gross-up payment will be due only if the executive’s employment terminates within one year following a change of control. The amount included in the table is an estimated amount assuming that termination occurs following a change in control; and no specific value has been allocated for the non-compete and non-solicitation covenants included in the executive officer’s employment agreement.

(2)	This benefit is only available through the initial term of Mr. Bennett’s employment agreement, which expires on December 31, 2007.

	Termination Scenarios
		By the Company without
	By the Executive with Good	Cause, Non-Renewal by the
	Reason; or Following a	Company; or Death or
Name	Change of Control	Disability of the Executive

David J. Kimichik
Severance Payment	$1,141,400	$570,700
Pro-Rated Bonus	265,000	265,000
Acceleration of Unvested Equity Awards	1,241,265	1,241,265
Tax Gross-up Payment(1)	465,290
Other Benefits	11,571	11,571

Total	$3,124,526	$2,088,536

Douglas A. Kessler
Severance Payment	$1,660,000	$830,000
Pro-Rated Bonus	550,000	550,000
Acceleration of Unvested Equity Awards	2,667,624	2,667,624
Tax Gross-up Payment(1)	0	0
Other Benefits	26,161	26,161

Total	$4,903,785	$4,073,785

David A. Brooks
Severance Payment	$1,141,400	$570,700
Pro-Rated Bonus	292,500	292,500
Acceleration of Unvested Equity Awards	1,241,265	1,241,265
Tax Gross-up Payment(1)	466,790
Other Benefits	20,749	20,749

Total	$3,162,704	$2,125,214

Mark L. Nunneley
Severance Payment	$638,900	$319,450
Pro-Rated Bonus	200,000	200,000
Acceleration of Unvested Equity Awards	524,975	524,975
Tax Gross-up Payment(1)	257,557
Other Benefits	23,001	23,001

Total	$1,644,433	$1,067,426

Archie Bennett, Jr.(2)
Severance Payment	$600,000	$300,000
Acceleration of Unvested Equity Awards	1,504,371	1,504,371

Total	$2,104,371	$1,804,371

(1)	A tax gross-up payment will be due only if the executive’s employment terminates within one year following a change of control. The amount included in the table is an estimated amount assuming that termination occurs following a change in control; and no specific value has been allocated for the non-compete and non-solicitation covenants included in the executive officer’s employment agreement. Mr. Kessler is also entitled to a tax gross-up payment but the estimates used in our calculation would not have yielded any payment due for Mr. Kessler at December 31, 2006.

(2)	In addition, if Mr. Archie Bennett resigns or elects not to renew his agreement with us at any time, we will make a one-time payment to him of $300,000 in consideration for Mr. Bennett honoring the non-compete and non-solicitation provisions in his agreement for a one-year period.

AUDIT COMMITTEE

Our Audit Committee is governed by a written charter adopted by our board of directors and is composed of three independent directors, each of whom has been determined by our board of directors to be independent in accordance with the rules of the NYSE.

The following is our Audit Committee’s report in its role as the overseer of the integrity of our financial statements, the financial reporting process, our independent auditor’s performance, including their qualification and independence, and our compliance with legal and regulatory requirements. In carrying out its oversight responsibilities, our Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the outside auditor’s work. This report shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee meetings include, whenever appropriate, executive sessions with the independent auditors and with Ashford’s internal auditors, in each case without the presence of management.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, Ashford’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Ashford’s consolidated financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of the year, management completed the documentation, testing and evaluation of Ashford’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advise to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Ashford’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Ashford’s annual report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Ashford’s annual report on Form 10-K for the fiscal year ended December 31, 2006 related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Ashford’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in fiscal 2007.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed with the independent auditors pursuant to Statement on Auditing Standards No. 61, as amended (Communication with the Audit Committees), including the quality of Ashford’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the board of directors that the board approve the inclusion of Ashford’s audited financial statements in Ashford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Philip S. Payne, Chairman
W.D. Minami
W. Michael Murphy

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(i) Voting power which includes the power to vote, or to direct the voting of, any class of our voting securities; and/or

(ii) Investment power which includes the power to dispose, or to direct the disposition of, any class of our voting securities.

Security Ownership of Management

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our common stock as of March 19, 2007, by (i) each of our directors, (ii) each of our executive officers and (iii) all of our directors and executive officers as a group. No directors or executive officers own any shares of Series B-1 Preferred Stock.

	Number of Shares	Percent of
Name of Stockholder	Beneficially Owned(1)	Class(2)

Archie Bennett, Jr.	4,162,223	5.46%
Montgomery J. Bennett	4,162,223	5.46%
Martin Edelman	330,558	*
Charles P. Toppino	17,300	*
Philip S. Payne	17,200	*
W.D. Minami	15,000	*
W. Michael Murphy	17,300	*
David Kimichik	235,593	*
Douglas Kessler	357,631	*
David A. Brooks	422,719	*
Mark L. Nunneley	174,646	*

All executive officers and directors as a group (11 persons)	9,909,293	12.35%

*	Denotes less than 1.0%.

(1)	Assumes that all units of our operating partnership held by such person or group of persons are redeemed for common stock (regardless of when such units are redeemable) and includes all restricted stock grants made since our initial public offering through March 19, 2007. All such stock grants vest in equal annual installments on each of the first three anniversaries of the date of their issuance.

(2)	The total number of shares outstanding used in calculating the percentage assumes that none of the operating partnership units held by other persons are redeemed for common stock.

Security Ownership of Certain Beneficial Owners

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our common stock and our Series B-1 Preferred Stock as of March 19, 2007, by the persons known to Ashford to be the beneficial owners of five percent or more of either our common stock or our Series B-1 Preferred Stock, by virtue of the filing of Schedule 13D or Schedule 13G with the Securities and Exchange Commission. To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of Ashford’s voting securities. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

		Number of
		Shares
		Beneficially		Percent of
Title of Securities	Name of Stockholder	Owned		Class(1)

Common Stock	Munder Capital Management	6,620,598	(2)	9.08%
Common Stock	Security Capital Research & Management Inc.	4,929,600	(3)	6.76%
Common Stock	The Vanguard Group, Inc.	3,823,587	(4)	5.24%
Series B-1 Preferred Stock	Security Capital Secured Growth Incorporated	7,447,865		100.00%

(1)	The total number of shares of common stock outstanding used in calculating the percentage assumes that none of the operating partnership units held by other persons are redeemed for common stock.

(2)	Based on information provided by Munder Capital Management in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. Munder Capital Management’s address is Munder Capital Center, 480 Pierce Street, Birmingham, Michigan 48009.

(3)	Based on information provided by Security Capital Research and Management Inc. in Schedule 13G filed with the Securities and Exchange Commission on February 15, 2007. Security Capital Research and Management Inc.’s address is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.

(4)	Based on information provided by The Vanguard Group, Inc. in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2006, all of our directors, executive officers and beneficial owners of more than ten percent of our common stock were in compliance with the Section 16(a) filing requirements, except that Mr. W.D. Minami failed to file one Form 4 report on a timely basis with respect to a single disposition to a charitable organization. The report has since been filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our operating partnership entered into a master management agreement with Remington Lodging & Hospitality, L.P., subject to certain independent director approvals, pursuant to which Remington Lodging, or its affiliate Remington Management, L.P. (together referred to as the “Remington Managers”), operates and manages a significant number of our hotels. The Remington Managers are affiliates of Remington Hotel Corporation, and each such entity is are beneficially owned 100% by Messrs. Archie and Montgomery Bennett. The fees due to the Remington Manager under the management agreements include management fees, project and purchase management fees and other fees. The actual amount of management fees for the properties managed by the Remington Managers for the 12 months ended December 31, 2006, was equal to approximately $9.1 million. The actual amount of project and purchase management fees for the same period was approximately $5.1 million.

Further, we and our operating partnership entered into a mutual exclusivity agreement with Remington Lodging and Remington Hotel and Messrs. Archie and Montgomery Bennett, pursuant to which we have a first right of refusal to purchase lodging investments identified by them. We also agreed to hire Remington Lodging or its affiliates for the management or construction of any hotel which is part of an investment we elect to pursue, unless either all of our independent directors elect not to do so or a majority of our independent directors elect not to do so based on a determination that special circumstances exist or that another manager or developer could perform materially better than Remington Lodging or one of its affiliates.

In connection with the consummation of our initial public offering, we acquired eight asset management and consulting agreements between Ashford Financial Corporation and eight hotel management companies in consideration of 1,025,000 units of limited partnership interest in Ashford Hospitality Limited Partnership. Under these eight agreements, Ashford Financial Corporation provided asset management and consulting services to 27 hotels managed under contract with the eight management companies. We now hold Ashford Financial Corporation’s interest under the contributed agreements. Each of the eight management companies is either a wholly owned subsidiary of Remington Hotel Corporation, which is owned 100% by Messrs. Archie and Montgomery Bennett, or is 100% owned by one or both of the Bennetts. Messrs. Archie and Montgomery Bennett also own 100% of Ashford Financial Corporation. Pursuant to a written guaranty agreement executed by Ashford Financial Corporation for our benefit, Ashford Financial Corporation guaranteed that we will be paid a minimum of $1.2 million per year for five years from our initial public offering, in consulting fees under all of the asset management and consulting agreements, for a total guarantee of $6.0 million. The minimum guaranteed amount will be subject to annual adjustments based on the consumer price index. All of the 27 hotel properties for which we previously provided the asset management and consulting services have been sold, including our acquisition of 21 of the hotel properties in March 2005. In connection with the sale of these properties, the asset management and consulting agreements for these properties have been terminated, and we will no longer receive any fees under the terminated agreements. However, pursuant to the written guaranty agreement executed in connection with our initial public offering, Ashford Financial Corporation will continue to guarantee a minimum fee of approximately $1.2 million per year through December 31, 2008. We were paid approximately $1.3 million in 2006 under the Ashford Financial Corporation guaranty, adjusted based on the consumer price index. We expect to continue to receive the guaranteed minimum amount from Ashford Financial Corporation through December 31, 2008.

Remington Hotel Corporation, which is owned 100% by Messrs. Archie and Montgomery Bennett, pays for certain corporate general and administrative expenses on our behalf, including rent, payroll, office supplies and travel. Such charges are allocated to us based on various methodologies, including headcount, office space, usage and actual amounts incurred. For the year ended December 31, 2006, such costs were approximately $3.6 million, which were reimbursed by us monthly.

Additionally, pursuant to an agreement for certain hotel acquisition and disposition advisory services between us and Eastdil Secured, LLC, a company of which Mr. Toppino is a Senior Managing Director, we are obligated to pay Eastdil Secured a $1,125,000 success fee when we complete the pending acquisition of a 51-hotel portfolio. The company expects to complete the related acquisition and pay Eastdil Secured its success fee in April 2007.

Because we could be subject to various conflicts of interest arising from our relationship with Remington Hotel Corporation and other parties, to mitigate any potential conflicts of interest, our charter contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating partnership and a director or officer of an affiliate of any director or officer will require the approval of a majority of the disinterested directors. Additionally, our board of directors has adopted a policy that requires all management decisions related to the management agreement with Remington Lodging to be approved by a majority of the independent directors, except as specifically provided otherwise in the management agreement. Further, our board of directors has also adopted our Code of Business Ethics and Conduct, which includes a policy for review of transactions involving related persons, and other potential conflicts of interest. Pursuant to the Code of Business Ethics and Conduct, non-officer employees must report any actual or potential conflict of interest involving themselves or others to their supervisor, our chief legal officer or our chief governance officer. Officers must make such report to our chief legal officer, our chief governance officer or to the chairman of our Nominating/Corporate Governance Committee. Directors must make such report to the chairman of our Nominating/Corporate Governance Committee.

PROPOSAL NUMBER TWO — RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS

We are asking our stockholders to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young LLP has audited our financial statements since we commenced operations in 2003. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Our Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. Our Audit Committee pre-approves all audit and non-audit services provided to us by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee approved all fees paid to Ernst & Young LLP during the past two years with no reliance placed on the de minimis exception established by the SEC for approving such services.

Services provided by Ernst & Young LLP during 2006 included the audits of (i) our annual financial statements and the financial statements of our subsidiaries, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. Services also included the limited review of unaudited quarterly financial information; review and consultation regarding filings with the SEC and the Internal Revenue Service; assistance with management’s evaluation of internal accounting controls; and consultation on financial and tax accounting and reporting matters. During the years ended December 31, 2006 and 2005, fees incurred related to our principal accountants, Ernst & Young LLP, consisted of the following:

	Year Ended December 31,
	2006	2005

Audit Fees	$1,274,300	$1,032,000	(1)
Audit-Related Fees	172,820	197,000	(2)
Tax Fees	134,166	59,760	(3)
All Other Fees	—	—

Total	$1,581,286	$1,288,760

(1)	Represents professional fees associated with the audits of the Company’s annual consolidated financial statements, including assessment of internal controls and quarterly reviews.

(2)	Represents professional fees associated with required audits of acquired properties in compliance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission.

(3)	Represents professional fees associated with tax planning, tax consultation, and review of tax returns.

Our Audit Committee has considered all fees provided by the independent auditors to us and concluded this involvement is compatible with maintaining the auditors’ independence.

Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2007.

STOCKHOLDER PROPOSALS

The proxies intend to exercise their discretionary authority to vote on any stockholder proposals submitted at the 2007 annual meeting as permitted by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended. Any stockholder proposal to be presented at the 2008 annual meeting of stockholders must have been received at our principal office to the attention of Investor Relations at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 no earlier than December 5, 2007 and no later than January 4, 2008 in order to be included in the proxy statement and form of proxy for such meeting. As to any proposal that a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2008 annual meeting of stockholders, the proxies named in management’s proxy for that annual meeting of stockholders will be entitled to exercise their discretionary authority on that proposal unless we receive notice of the matter to be proposed not later than February 18, 2008. Even if the proper notice is received on or prior to February 18, 2008, the proxies named in management’s proxy for that annual meeting of stockholders may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC at 450 Fifth Street NW, Washington, DC 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. We make available on our website at www.ahtreit.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our board of directors, our Board of Directors Guidelines, our Code of Business Conduct and Ethics, our Financial Officer Code of Conduct and other company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to Ashford Hospitality Trust, Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

The SEC allows us to “incorporate by reference” information into this proxy statement. That means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2006. We also incorporate by reference the information contained in all other documents we file with the SEC after the date of this proxy statement and prior to the annual meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You should rely only on the information contained in (or incorporated by reference into) this proxy statement to vote on each of the proposals submitted for stockholder vote. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated April 3, 2007. You should not assume that the information contained in this proxy statement is accurate as of any later.

By order of the board of directors,

David A. Brooks
Secretary

April 3, 2007

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 15, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the election of the nominees and FOR Proposals 2 and 3.

1. Election of Directors:		For	Withhold		For	Withhold		For	Withhold	+

	01 - Archie Bennett, Jr.	☐	☐	02 - Montgomery J. Bennett	☐	☐	03 - Martin L. Edelman	☐	☐

	04 - W. D. Minami	☐	☐	05 - W. Michael Murphy	☐	☐	06 - Phillip S. Payne	☐	☐

	07 - Charles P. Toppino	☐	☐

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.	For ☐	Against ☐	Abstain ☐	3.

						In the discretion of such proxies, upon such other business as may properly come before the annual meeting or any adjournment of the meeting, including any matter of which we did not receive timely notice as provided by Rule 14a-4c promulgated under the Securities Exchange Act of 1934, as amended.

B	Non-Voting Items
Change of Address — Please print new address below.					Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

NOTE: If voting by mail, please sign exactly as your name(s) appear on the above. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.

Date (mm/dd/yyyy) — Please print date below.			Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

	/	/

7 1 B V	A H T 1	+

Dear Stockholder:
Stockholders of Ashford Hospitality Trust can take advantage of several services available through our transfer agent, Computershare Trust Company, N. A. These services include:
Direct Deposit of Dividends:
To receive your dividend payments via direct deposit, please mail a copy of your voided check, along with your request to Computershare at the address referenced below.
Internet Account Access
Stockholders may now access their accounts on-line at www.computershare.com
Among the services offered through Account Access, certificate histories can be viewed, address changes requested and tax identification numbers certified.
Transfer Agent Contact Information

Computershare Trust Company, N.A. P.O. Box 43069 Providence, RI 02940-3069	Telephone Inside the USA : Telephone Outside the USA:	(877) 282-1168 (781) 575-2723
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for Annual Meeting of Stockholders to be held May 15, 2007
The undersigned, a stockholder of Ashford Hospitality Trust, Inc., a Maryland Corporation, hereby appoints David A. Brooks and David J. Kimichik, as proxies, each with the power of substitution to vote the shares of common stock, which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at 10:00 a.m., Dallas time, on May 15, 2007 at 14201 Noel Road, Dallas, Texas and at any adjournment of the meeting. I hereby acknowledge receipt of the notice of annual meeting and proxy statement.
This proxy when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR THE DIRECTOR NAMED HEREIN, FOR PROPOSAL 2. IN THE DISCRETION OF THE PROXYHOLDER, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OF THE MEETING.
DO NOT STAPLE OR MUTILATE

PLEASE VOTE YOUR PROXY PROMPTLY AND RETURN IN THE ENCLOSED ENVELOPE,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.